                                                                    EXHIBIT 11.1




                             READ-RITE CORPORATION
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                            Three Months Ended        Six Months Ended
                                          ----------------------    ----------------------
                                          March 31,    March 31,    March 31,    March 31,
                                             1997         1996         1997         1996
                                          ---------    ---------    ---------    ---------

Net income                                 $23,555      $ 1,287      $29,342      $43,858
                                           =======      =======      =======      =======
Weighted average common shares
   outstanding                              47,203       46,538       47,089       46,827
Common equivalent shares issuable
   under dilutive stock options after
   applying treasury stock method,
   net of tax benefits                       1,613          923        1,368        1,198
                                           -------      -------      -------      -------
Common and common equivalent
   shares used in computing net
   income per share                         48,816       47,461       48,457       48,025
                                           =======      =======      =======      =======

Net income per share                       $  0.48      $  0.03      $  0.61      $  0.91
                                           =======      =======      =======      =======